FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Second Quarter 2017 Results

(July 14, 2017) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reports net income for the second quarter of 2017 of $1,872,000, a $228,000, or 13.9% increase, over the $1,644,000 earned during the second quarter of 2016. Net income for the six months ended June 30, 2017, was $3,699,000, a $143,000, or 4.0% increase, over the $3,556,000 earned for the same period in 2016. Basic and diluted earnings per share for the second quarter of 2017 were $0.66 compared to $0.58 for the same period in 2016. Year-to-date earnings per share were $1.30 in 2017 compared to $1.25 in 2016.

The Corporation’s net interest income (NII) increased by $1,945,000, or 35.1%, and $3,150,000, or 27.1%, for the three and six months ended June 30, 2017, compared to the same periods in 2016. The increase in NII primarily resulted from an increase in interest on securities and dividend income of $1,413,000, or 224.3%, and $2,081,000, or 105.6%, for the three and six-month periods ended June 30, 2017, caused by $1,519,000 of non-recurring amortization on U.S. sub-agency bonds recorded in the first six months of 2016, with no similar amount in 2017. The Corporation’s NII also benefited from a $428,000, or 7.7%, and $821,000, or 7.5% increase in interest and fees on loans, as well as a decrease in interest expense on deposits and borrowings of $26,000, or 3.4%, and $135,000, or 8.6%, for the three and six-month periods ended June 30, 2017, compared to 2016.

The Corporation recorded $120,000 of provision expense in the second quarter of 2017, compared to $50,000 for the second quarter of 2016, and provision expense of $210,000 for the six months ended June 30, 2017, compared to no provision expense for the year-to-date period in 2016, representing a $210,000 decrease in income in 2017 compared to 2016. The increase in provision expense was largely driven by higher levels of classified loans, which required more provision expense in the first and second quarters of 2017. The allowance as a percentage of total loans was 1.35% as of June 30, 2017, compared to 1.32% as of June 30, 2016.

The gains from the sale of securities were $107,000 and $247,000 for the three and six months ended June 30, 2017, compared to $938,000 and $1,666,000 for the same periods in 2016, representing decreases of $831,000, or 88.6%, and $1,419,000, or 85.2%, respectively. Market interest rates in the first six months of 2016 were very low from a historical standpoint, with marked decreases at the end of the second quarter, providing management with opportunities to sell securities at large gains and reposition assets. Interest rates were significantly higher in the first six months of 2017 than the same period in 2016, resulting in less action by management to pursue gains in the first and second quarters of 2017.

The gain on the sale of mortgages increased by $40,000, or 10.1%, and $240,000, or 43.5%, for the three and six-month periods ended June 30, 2017, compared to the prior year’s periods.

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ENB FINANCIAL CORP

Both mortgage production and margins made on sold mortgages were higher in the first six months of 2017 compared to 2016.

Total operating expenses increased $1,003,000, or 14.9%, and $2,039,000, or 15.5%, for the three and six months ended June 30, 2017, compared to the same periods in 2016. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $771,000, or 19.1%, and $1,519,000, or 19.0%, for the three and six months ended June 30, 2017, compared to the same periods in 2016. These costs are elevated for the first six months of 2017 due to the hiring of staff to support new branch offices as well as commercial sales positions and back office support. In addition, benefit costs increased as a result of higher health insurance premiums.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2017 were 0.75% and 7.69%, respectively, compared to 0.71% and 6.79% for the second quarter of 2016. For the six months ended June 30, 2017, the Corporation’s annualized ROA was 0.75%, compared to 0.78% in 2016, while the ROE was 7.75%, compared to 7.40% for the same period in 2016.

As of June 30, 2017, the Corporation had total assets of $1.01 billion, up 7.6%; total stockholders’ equity of $100.2 million, up 0.7%; total deposits of $841.0 million, up 9.2%; and total loans of $578.1 million, up 5.5%, from the balances as of June 30, 2016.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full- service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet (EOP)	2017	2016	Change

Securities	$316,788	287,210	10.3%
Total loans	578,111	547,990	5.5%
Allowance for loan losses	7,802	7,247	7.7%
Total assets	1,011,800	939,907	7.6%
Deposits	840,968	769,859	9.2%
Total borrowings	69,061	68,780	0.4%
Stockholders' equity	100,167	99,511	0.7%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement	2017	2016	2017	2016

Net interest income	$7,482	5,537	14,762	11,612
Provision for loan losses	120	50	210	—
Noninterest income	2,512	3,087	4,924	5,738
Noninterest expense	7,715	6,712	15,233	13,194
Income before taxes	2,159	1,862	4,243	4,156
Provision for income taxes	287	218	544	600
Net income	1,872	1,644	3,699	3,556

Per Share Data
Earnings per share	0.66	0.58	1.30	1.25
Dividends per share	0.28	0.27	0.56	0.54

Earnings Ratios
Return on average assets (ROA)	0.75%	0.71%	0.75%	0.78%
Return on average stockholders' equity (ROE)	7.69%	6.79%	7.75%	7.40%
Net interest margin	3.46%	2.81%	3.44%	2.95%
Efficiency ratio	73.54%	81.65%	73.77%	78.86%

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